Exhibit 99.1

Quality Distribution, Inc. Announces Third Quarter Results

TAMPA, FL – November 6, 2008 – Quality Distribution, Inc. (NASDAQ: QLTY) (the “Company” or “QDI”) today reported the results for its third quarter and nine months ended September 30, 2008. The Company recorded net income for the third quarter of 2008 of $0.7 million, or $0.04 per diluted share, as compared with net income for the same period last year of $1.5 million, or $0.08 per diluted share. The third quarter of 2008 results include a pre-tax restructuring charge of $1.7 million, primarily related to the closure of tank wash and trucking terminals. Applying a normalized tax rate of 39% and excluding the restructuring charge would have resulted in net income of $1.9 million, or $0.10 per diluted share, for the third quarter of 2008 as compared with net income of $2.1 million, or $0.11 per diluted share, for the same prior-year period.

For the nine months ended September 30, 2008, the Company recorded a net loss of $0.9 million, or ($0.04) per diluted share, as compared with net income of $3.6 million, or $0.19 per diluted share, for the 2007 nine-month period.

Total revenue for the third quarter of 2008 increased $22.6 million, or 11.7%, over the third quarter of 2007 from $192.2 million to $214.7 million. Of this increase, $22.7 million was generated from the Company’s subsidiary, Boasso America Corporation (“Boasso”), which was acquired effective December 18, 2007. Revenue, excluding fuel surcharge and the revenue from Boasso, decreased by $16.5 million, or 9.8%, driven by continued softening in the housing and auto markets, as well as general economic conditions.

Total revenue increased $82.2 million, or 14.6%, from $565.0 million for the nine months ended September 30, 2007 to $647.2 million for the nine months ended September 30, 2008. Of the increase, $64.3 million was generated from Boasso. Excluding fuel surcharge and Boasso, revenue decreased by $27.9 million, or 5.6%, due to the factors discussed above.

Gary Enzor, President and Chief Executive Officer, commented, “Despite the challenging freight environment and two hurricanes that impacted Gulf operations, we were able to deliver positive earnings in the quarter because we took decisive actions early in the year. Our cost reduction initiatives more than offset the impact of volume declines during the third quarter of 2008 and we will continue to expand these initiatives heading into 2009. We expect many of the actions we have already taken to have carryover benefits into next year and position us to drive earnings and cash availability despite market softness.”

Steve Attwood, Chief Financial Officer, commented further, “Our liquidity improved significantly during the quarter as well. We are pleased our availability grew by $11 million to $57 million at the end of the quarter.”

The Company will host a conference call for investors to discuss these results on November 7, 2008 at 11:00 a.m. Eastern Time. The toll free dial-in number is 888-656-7429; the toll number is 913-312-9322; the passcode is 2441293. A replay of the call will be available until December 7, 2008, by dialing 888-203-1112; passcode 2441293. Copies of this earnings release and other financial information about the Company may be accessed in the Investor Relations section of the Company’s website at www.qualitydistribution.com.

Headquartered in Tampa, Florida, QDI, through its subsidiaries, Quality Carriers, Inc. and Boasso America Corporation, and through its affiliates and owner-operators, provides bulk transportation and related services. QDI also provides tank cleaning services to the bulk transportation industry through its QualaWash® facilities. QDI is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, these risks and uncertainties include the Company’s substantial leverage; economic factors; turmoil in the credit and capital markets; downturns in customers’ business cycles or in the national economy; the cyclical nature of the transportation industry; claims exposure and insurance costs; adverse weather conditions; dependence on affiliates and owner-operators; changes in government regulation including transportation, environmental and anti-terrorism laws; the Company’s environmental remediation costs; fluctuations in fuel pricing or availability; increases in interest rates; potential disruption at U.S. ports of entry; changes in senior management; the Company’s ability to achieve projected operating objectives and debt reduction in 2008; its ability to successfully integrate acquired businesses or integrate affiliate businesses converted to Company-controlled operations; the Company’s ability to achieve projected reductions in payroll-related costs; and the Company’s ability to attract and retain qualified drivers. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors, contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Reports on Form 10-Q, as well as other reports filed with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statements as a result of developments occurring after the date of this release.

QLTYE

Contact:	Stephen R. Attwood
Senior Vice President and Chief Financial Officer
800-282-2031 ext. 7129

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In 000’s) Except Per Share Data

Unaudited

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
OPERATING REVENUES:
Transportation	$144,774	$148,900	$445,798	$442,656
Other service revenue	25,494	18,736	78,916	54,847
Fuel surcharge	44,473	24,545	122,490	67,483

Total operating revenues	214,741	192,181	647,204	564,986

OPERATING EXPENSES:
Purchased transportation	124,800	118,653	376,378	358,027
Compensation	27,519	22,302	83,518	62,558
Fuel, supplies and maintenance	30,031	21,146	93,199	56,545
Depreciation and amortization	5,207	4,468	15,435	12,960
Selling and administrative	8,699	7,442	26,515	21,314
Insurance claims	3,202	3,239	11,629	14,321
Taxes and licenses	1,583	1,105	4,042	2,729
Communications and utilities	3,104	2,952	10,109	8,081
(Gain) loss on disposal of property and equipment	(867)	219	(2,832)	418
Restructuring costs	1,700	—	4,075	—

Total operating expenses	204,978	181,526	622,068	536,953

Operating income	9,763	10,655	25,136	28,033

Interest expense	8,455	7,651	26,246	23,403
Interest income	(128)	(198)	(333)	(573)
Other expense (income)	15	(279)	171	(638)

Income (loss) before taxes	1,421	3,481	(948)	5,841
Provision for (benefit from) income taxes	704	1,982	(98)	2,229

Net income (loss)	$717	$1,499	$(850)	$3,612

PER SHARE DATA:
Net income (loss) per common share
Basic	$0.04	$0.08	$(0.04)	$0.19

Diluted	$0.04	$0.08	$(0.04)	$0.19

Weighted average number of shares
Basic	19,387	19,357	19,377	19,353
Diluted	19,556	19,488	19,377	19,488

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In 000’s)

Unaudited

	September 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$23,443	$9,711
Accounts receivable, net	106,352	99,081
Prepaid expenses	9,607	8,150
Deferred tax assets, net	20,483	20,483
Other	6,970	6,258

Total current assets	166,855	143,683
Property and equipment, net	154,178	121,992
Goodwill	173,143	173,575
Intangibles, net	23,124	24,167
Non-current deferred tax assets, net	17,095	16,203
Other assets	11,669	14,356

Total assets	$546,064	$493,976

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of indebtedness	$7,213	$413
Current maturities of capital lease obligations	7,892	1,451
Accounts payable	17,485	17,428
Affiliates and independent owner-operators payable	16,349	12,597
Accrued expenses	30,008	25,957
Environmental liabilities	3,875	4,751
Accrued loss and damage claims	9,842	13,438
Income taxes payable	—	555

Total current liabilities	92,664	76,590
Long-term indebtedness, less current maturities	371,671	343,575
Capital lease obligations, less current maturities	17,810	3,832
Environmental liabilities	6,636	6,418
Accrued loss and damage claims	13,831	18,474
Other non-current liabilities	13,652	15,954

Total liabilities	516,264	464,843
Minority interest in subsidiary	1,833	1,833
SHAREHOLDERS’ EQUITY
Common stock	362,760	361,617
Treasury stock	(1,580)	(1,564)
Accumulated deficit	(126,996)	(126,146)
Stock recapitalization	(189,589)	(189,589)
Accumulated other comprehensive loss	(16,394)	(16,748)
Stock subscriptions receivable	(234)	(270)

Total shareholders’ equity	27,967	27,300

Total liabilities, minority interest and shareholders’ equity	$546,064	$493,976

RECONCILATION OF NET INCOME (LOSS) TO TAX EFFECTED AND ADJUSTED NET

INCOME (LOSS) AND RECONCILIATION OF NET INCOME (LOSS) PER SHARE TO TAX

EFFECTED AND ADJUSTED NET INCOME (LOSS) PER SHARE

For the Three Months and Nine Months Ended September 30, 2008 and 2007

(In 000’s)

Unaudited

Tax Effected and Adjusted Net Income (Loss) and Tax Effected and Adjusted Net Income (Loss) Per Share (as defined) are presented herein because they are important metrics used by management to evaluate and understand the performance of the ongoing operations of the Company’s business. Management uses a 39% tax rate for calculating the provision for (benefit from) income taxes to normalize the Company’s tax rate to that of comparable transportation companies, and to compare Company periods with different effective tax rates. In addition, we adjust Net Income (Loss) for significant items that are not regularly recurring. Tax Effected and Adjusted Net Income (Loss) and Tax Effected and Adjusted Net Income (Loss) Per Share are not measures of financial performance or liquidity under United States Generally Accepted Accounting Principles (“GAAP”). Tax Effected and Adjusted Net Income (Loss) and Tax Effected and Adjusted Net Income (Loss) Per Share should not be considered in isolation or as a substitute for the consolidated statements of operations and cash flow data prepared in accordance with GAAP as an indication of the Company’s operating performance or liquidity.

	Three months ended September 30,		Nine months ended September 30,
Net Income (Loss) Reconciliation:	2008	2007	2008	2007
Net income (loss)	$717	$1,499	$(850)	$3,612
Net income (loss) per common share:
Basic	$0.04	$0.08	$(0.04)	$0.19

Diluted	$0.04	$0.08	$(0.04)	$0.19

Adjustments to net income (loss):
Provision for (benefit from) income taxes	704	1,982	(98)	2,229
Restructuring costs	1,700	—	4,075	—
Gains on property sales	—	—	(2,128)	—

Income (loss) before income taxes	3,121	3,481	999	5,841

Provision for (benefit from) income taxes at 39%	1,217	1,358	390	2,278

Tax effected and adjusted net income (loss)	$1,904	$2,123	$609	$3,563

Tax effected and adjusted net income (loss) per common share:
Basic	$0.10	$0.11	$0.03	$0.18

Diluted	$0.10	$0.11	$0.03	$0.18

Weighted average number of shares:
Basic	19,387	19,357	19,377	19,353
Diluted	19,556	19,488	19,377	19,488